Exhibit 10.37

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of October 25, 2016, between US LBM Holdings, LLC, a Delaware limited liability company (the “Company”), and Patrick McGuiness (“Executive”).

WHEREAS, the Company wishes to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive wishes to serve the Company in such capacity; and

WHEREAS, as a condition to employment of Executive with the Company, Executive is required to enter into this Agreement, and to grant the covenants contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on November 7, 2016 and ending as provided in Section 4 hereof (the “Employment Period”).

2.                                      Position and Duties.

(a)                                 During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, subject to the power and authority of the board of managers of the Company (the “Board”) to expand or limit the duties, responsibilities, functions and authority, and to overrule actions, of officers of the Company.  During the Employment Period, Executive shall report to the President and Chief Executive Officer of the Company.

(b)                                 During the Employment Period, Executive shall, at all times, devote Executive’s entire working time, attention, energies, efforts and skills to the business and affairs of the Company and its Affiliates and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Board.  Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of Executive’s abilities in a diligent, conscientious, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures.  In performing Executive’s duties and exercising Executive’s authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board, shall support and cooperate with the Company’s and its Affiliates’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

(c)                                  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Cause” shall mean with respect to Executive one or more of the following: (1) the commission of a felony or other crime involving moral turpitude or, as reasonably determined by the Board, the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (2) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates substantial public disgrace or disrepute or economic harm, (3) substantial and repeated failure to perform duties reasonably directed by the Board, (4) any act or omission aiding or abetting a competitor, supplier, or customer of the Company or any of its Affiliates to the material disadvantage or detriment of the Company or any of its Affiliates, (5) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Affiliates or (6) any material breach of this Agreement.

(ii)                                  “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Affiliates as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Affiliates or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.  Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(iii)                               “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (1) if a corporation, a majority of the economic interests or total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (2) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

(iv)                              “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(v)                                 An “Affiliate” of an entity is an entity that controls, is controlled by or is under common control with such first entity.

3.                                      Compensation and Benefits.

(a)                                 During the Employment Period, Executive’s base salary shall be $450,000 per annum (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).  Executive’s Base Salary for the second and each subsequent year of the Employment Period shall be adjusted during an annual performance review which shall be conducted every twelve months following Executive’s start date.  Absent a material adverse change in the financial condition of the Company, Executive’s Base Salary shall not be less than the Base Salary in the first year of the Employment Period.  Executive’s Base Salary will be eligible for annual increases based on Executive meeting mutually agreed performance targets established in the preceding year’s performance review.

(b)                                 In addition to the Base Salary, during the Employment Period, Executive will be eligible to receive bonus compensation for meeting certain mutually agreed annual performance targets (the “Annual Target Bonus”) and other objectives established by the Board from time to time and provided to Executive in writing upon his start date and following each annual performance review.  The issuance of all bonus compensation shall be reasonably determined by the Board.  By way of example, Executive’s Annual Target Bonus is 50% of Executive’s Base Salary.  The actual bonus awarded will determined based upon how close Executive comes to achieving or exceeding the annual performance targets.

(c)                                  As soon as practicable following Executive’s start date, Executive shall be provided with the opportunity to purchase, directly or indirectly, Common Units of the Company’s parent, LBM Acquisition LLC (“Parent”), at the Fair Market Value at the time of purchase and shall be granted Override Units of Parent having a Benchmark Amount equal to the Fair Market Value at the time of grant, in each case in such amounts and on such terms and conditions as discussed and agreed with the Board.  All of such equity interests of Parent shall be subject to the Amended and Restated Limited Liability Agreement of LBM Acquisition, dated as of August 20, 2015 (the “Parent LLC Agreement”), and the terms “Benchmark Amount”, “Common Units” “Fair Market Value” and “Override Units” shall have such meanings, terms and conditions as set forth in the Parent LLC Agreement.  In addition, and without limiting the generality of the preceding two sentences, during the Employment Period, Executive will be entitled to participate in the equity incentive plan of the Company and its Affiliates in which other senior executives of the Company participate.

(d)                                 During the Employment Period, the Company will pay or reimburse the cost of Executive’s air fare from New Jersey to the Company’s headquarters in the Chicago metropolitan area.  The Company shall also (i) provide Executive with (or pay or reimburse Executive for) temporary accommodations in the Chicago metropolitan area, up to maximum amount of $25,000 per year and (ii) reimburse Executive for a long-term rental car in the Chicago metropolitan area, up to maximum amount of $800 per month.

(e)                                  During the Employment Period, Executive shall be entitled to participate in all benefit programs for which senior executives of the Company and its Affiliates are generally eligible, including any 401(k) plans, health insurance, life insurance, disability insurance and D&O insurance offered by the Company.  Executive shall also be entitled to participate in the Company’s paid leave policy as separately provided to Executive (as it may be amended from time to time), except that, notwithstanding Executive’s start date, Executive shall be deemed to have five (5) years of credited service (resulting in fifteen (15) paid vacation days per year).

(f)                                   During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect, from time to time, with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)                                  All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4.                                      Term.

(a)                                 The Employment Period will commence on the date of this Agreement and continue until the earlier of:

(i)                                     Executive’s death or Disability;

(ii)                                  the termination by the Company at any time for Cause;

(iii)                               the termination by the Company at any time without Cause;

(iv)                              the resignation by Executive; and

(v)                                 the third anniversary of the date of this Agreement (the “Initial Term”).

(b)                                 Following the Initial Term, the Employment Period will be automatically renewed for successive one-year periods, unless (i) otherwise terminated as set forth in this Agreement or (ii) upon 30 days prior written notice by either the Company or Executive prior to the end of the Initial Term or any successive anniversary date.  Notwithstanding anything contained in this Agreement to the contrary, Executive acknowledges and agrees that Executive’s employment with the Company is on an at-will basis, and the Company may terminate Executive’s employment with the Company at any time for any reason.  In addition, if the Employment Period is terminated by reason of Executive’s death, Executive’s estate shall be entitled to be paid an annual bonus based on actual performance as if he had remained employed for the full fiscal year, prorated based on Executive’s actual period of service during the fiscal year through the date of his death.

(c)                                  If the Employment Period is terminated as provided in Section 4(a)(iii) above (termination without Cause), Executive shall be entitled, from the date of termination for a period of twelve months thereafter (the “Severance Period”), to continue to receive Executive’s Base Salary payable periodically in the same amounts and at the same intervals as if the Employment Period had not ended, if and only if Executive has executed and delivered to the

Company a general release in form and substance satisfactory to the Company and only so long as Executive has not breached the provisions of Sections 5 and 6 hereof, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specified herein or as otherwise expressly required by applicable law.  The Base Salary payable pursuant to this Section 4(c) (x) shall be payable in regular installments in accordance with the Company’s general payroll practices and (y) shall commence to be paid on the first payroll date following the forty-fifth (45th) following the date of termination, subject to the general release becoming effective prior to such date, and the first installment of the Base Salary shall include any installments that would have been paid if the general release had been fully effective on the date of termination.

(d)                                 If the Employment Period is terminated as provided in Sections 4(a)(i), 4(a)(ii), 4(a)(iv), or 4(a)(v) above, Executive shall only be entitled to receive Executive’s Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(e)                                  Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.  The Company may offset any amounts Executive owes it or its Affiliates against any amounts it or its Affiliates owes Executive hereunder.

(f)                                   In all cases of termination set forth above in Section 4(a), Executive agrees to return to the Company or its Affiliates, as applicable, any business equipment (including but not limited to credit cards, computers, printers, fax machines and telephones) that Executive may have received from the Company or such Affiliates for use during Executive’s employment.

5.                                      Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.

(a)                                 Executive recognizes and acknowledges that Executive has certain confidential and proprietary information and trade secrets of the Company and its Affiliates including, without limitation, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”).  Executive agrees that Executive will not, directly or indirectly, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except in connection with carrying out Executive’s duties as an employee of the Company, and as is required to be disclosed by an order or by applicable law; provided, that Executive shall be required to provide the Company prompt notice of any such disclosure and shall use commercially reasonable efforts to limit the extent of such disclosure.

(b)                                 Executive hereby acknowledges that Executive is familiar with the Company’s Confidential Information.  Executive acknowledges and agrees that the Company and its Affiliates would be irreparably damaged if Executive were to provide services to any Person competing with the Company or its Affiliates or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company and its Affiliates.  Therefore, Executive agrees that during the period commencing on the date hereof and ending on the second (2nd) anniversary of the date of termination of the Employment Period (whether initiated by Executive or by the Company), Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, anywhere in the United States of America, in the business of the Company or its Affiliates is currently conducted or as will be conducted during the term of this Agreement.

(c)                                  For so long as Executive has continuing obligations under Section 5(b) above, Executive shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee or consultant of the Company or any of its Affiliates to leave the employ or services of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee or consultant thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 5(c) that any such hiring within such six (6) month period is in violation of clause (i) above) or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or its Affiliates in order to induce or attempt to induce such Person to cease doing business with, or reduce the amount of business conducted with, the Company or its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company or its Affiliates.

(d)                                 For so long as Executive has continuing obligations under Section 5(b) above, Executive shall not, in any communications with the press or other media or any communications with any customer, client or supplier of the Company or any of its Affiliates criticize, ridicule or make any statement which disparages or is derogatory of (v) the Company, (w) any of its Affiliates, (x) Kelso & Company or the investment funds affiliated with Kelso & Company, (y) any directors, managers, officers or employees of any of the foregoing persons or (z) or predecessor, successor or assign or any of the foregoing persons.  Executive shall not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of any of the persons referred to in the preceding sentence.

(e)                                  If, at the time of enforcement of the covenants contained in this Section 5 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Subsidiaries.

(f)                                   If Executive breaches any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:  (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its Affiliates and that money damages would not provide an adequate remedy to the Company; and (ii) the right and remedy to require such Person to account for and pay over to the Company and its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.  In the event of any breach or violation by Executive of any of the Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

6.                                      Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or any of its Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.

7.                                      Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

8.                                      Indemnification.  To the fullest extent permitted by law, the Company agrees to indemnify Executive and to defend and hold Executive safe and harmless from and against any and all losses, claims, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees incurred by Executive by reason of the fact that Executive is or was serving as an officer or employee of the Company (and, in the sole discretion of the Board, is or was serving at the request of the Company as a representative, officer, director, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise); provided, that (unless the Board otherwise consents) Executive shall not be indemnified for any expenses, liabilities and losses suffered that are attributable to Executive’s fraud, willful misconduct, knowing violation of law, or failure to act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interests of the Company or any of its Affiliates, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was lawful.  Expenses, including attorneys’ fees, incurred by Executive in defending a proceeding shall to the extent of available funds be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking satisfactory to the Board by or on behalf of Executive to repay such amount if it shall ultimately be determined following arbitration as provided herein that Executive is not entitled to be indemnified by the Company.

9.                                      Survival.  Sections 3 through 6 and 8 through 24 shall continue to be in full force following the expiration or termination of the Employment Period.

10.                               Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

Notices to Executive:

Patrick McGuiness **

**As set forth in the records of the Company (as updated by Executive from time to time)

Notices to the Company:

US LBM Holdings, LLC
1000 Corporate Grove Drive
Buffalo Grove, IL 60089
Attention:  Michelle Pollock, General Counsel
Fax:  (877) 787-5269

with a copy to:

Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022
Attention:  James J. Connors II, Esq.
Fax:  (212) 223-2379

and

Debevoise & Plimpton LLP
919 Third Avenue

New York, New York 10022
Attention:  Michael A Diz, Esq.
Jonathan F. Lewis, Esq.
Fax:  (212) 909-6836

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.                               Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt all prior understandings, agreements or representations by or among the parties or any Affiliate of the Company and Executive, written or oral, which may have related to the subject matter hereof in any way.

13.                               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.  Facsimile or electronic counterpart signatures to this Agreement shall be binding and enforceable in the same manner as duplicate originals.

15.                               Assignment.  Executive may not assign any of its rights or delegate any of Executive’s performance under this Agreement, except with the prior written consent of the Company, which may be withheld in the Company’s sole discretion.  Any purported assignment of rights or delegation of performance in violation of this Section is void.

16.                               Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

17.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.                               Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men or women, as applicable, of Executive’s age.

19.                               Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its respective Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt, vesting or exercise of any equity interests in the Company or any of its Affiliate).  In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

20.                               Executive’s Cooperation.  During the Employment Period, Executive shall cooperate with the Company and its Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).

21.                               Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for Executive’s breach of any term or provision of this Agreement and that the Company in its sole discretion may seek specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement

22.                               Arbitration.  Any disagreement, claim or controversy between the parties hereto arising from this Agreement shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in Chicago, Illinois (unless the AAA requires the arbitration be held elsewhere), in accordance with Rules of the AAA.  Judgment upon any award may be entered in any court of competent jurisdiction.  In addition to the remedies provided by the Rules of the AAA, the prevailing party in any such disagreement, claim or controversy brought to AAA for resolution shall be entitled to reimbursement of his or its attorneys’ fees and costs associated with pursuing, or defending against, such disagreement, claim or controversy.

23.                               Third-Party Beneficiaries.  Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement

24.                               Section 409A of the Code.  With respect to any payments or benefits of deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall be made on the first to occur of (i) the expiration of the six (6) month period measured from the date of his “separation from service” and (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

US LBM Holdings, LLC

/s/ L.T. Gibson
Name: L.T. Gibson
Title: Chief Executive Officer

Executive:

/s/ Patrick McGuiness
Patrick McGuiness, individually